Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below acknowledge and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, no par value, of Florida East Coast Industries, Inc. This Joint Filing Agreement shall be included as an exhibit to such filing. In evidence thereof, each of the undersigned, being duly authorized where appropriate, hereby executes this Joint Filing Agreement as of the 8th day of May, 2006.

ARMANDO CODINA

/s/ Armando Codina

C/WDL, LTD.

By C/WDL, INC., its General Partner

	By	/s/ Armando Codina
	Name:	Armando Codina
	Title:	President

C/COUNTYLINE, LLC

By	/s/ Armando Codina
Name:	Armando Codina
Title:	President